Exhibit E

Lima, October 9 2018

OFICIO Nº            -2018-EF/42.01

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

In my capacity as acting General Counsel of the Ministry of Economy and Finance of the Republic of Peru (the “Republic” or “Peru”) and in connection with the Registration Statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed on October 9, 2018 with the Securities and Exchange Commission (the “Registration Statement”), pursuant to which the Republic proposes to issue and sell from time to time up to US$1,000,000,000 of its debt securities (the “Debt Securities”), warrants to purchase Debt Securities (the “Warrants”), or units (the “Units”), I have reviewed the following documents:

(i)	the Registration Statement;

(ii)

an executed copy of the Fiscal Agency Agreement, dated as of February 6, 2003, between the Republic and JPMorgan Chase Bank, as Fiscal Agent, Principal Paying Agent and Registrar (the “Fiscal Agency Agreement”);

(iii)	an executed copy of Amendment No. 1 to the Fiscal Agency Agreement (“Amendment No. 1”), dated November 21, 2003;

(iv)	an executed copy of Amendment No. 2 to the Fiscal Agency Agreement, dated October 14, 2004;

(v)	the forms of the Debt Securities included as an exhibit to the Fiscal Agency Agreement and Amendment No. 1;

(vi)	the form of the underwriting agreement included as exhibit A of the Registration Statement under Schedule B (File No. 333-190794);

(vii)

all relevant provisions of the Constitution of the Republic and all relevant laws and orders of Peru including but not limited to the following (copies and translations of which are attached as exhibits hereto):

1.	the Politic Constitution of the Republic of Peru of 1993, in particular Article 75;

2.	the Annual Indebtedness Law of the Public Sector for the Fiscal Year 2018, Law No. 30695;

(viii)	all such other documents, instruments and rules as I have deemed to be necessary as a basis for the opinion hereinafter expressed.

It is my opinion that under and with respect to the laws of Peru as of the date of this opinion, the Debt Securities, the Warrants and the Units, when executed and delivered by Peru and authenticated pursuant to the Fiscal Agency Agreement, as amended, the warrant agreements or the unit agreements, as the case may be, and delivered to and paid for by the purchasers as contemplated by the Registration Statement, such Debt Securities, such Warrants and such Units will constitute valid and legally binding obligations of Peru, in accordance with their own terms; provided that each specific issue of Debt Securities or Units to be made by Peru will require the prior promulgation of a Ministerial Resolution issued by the Minister of Economy and Finance in accordance with the law listed in subparagraph (vii)(2).

I hereby consent to the filing of this opinion with the Registration Statement and the use of the name of the General Counsel of the Ministry of Economy and Finance of Peru, under the caption “Validity of the Securities” in the prospectus constituting a part of the Registration Statement and in any prospectus supplement relating thereto. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Victorhugo Montoya Chávez

Victorhugo Montoya Chávez General Counsel of the Ministry of Economy and Finance of Peru

POLITICAL CONSTITUTION OF PERU

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TITLE III

ECONOMIC REGIME

CHAPTER I

GENERAL PRINCIPLES

Article 58: Private initiate is free. It is exercised within a market economy. Under this regime, the State guides the development of the country, and acts mainly in the areas for the promotion of employment, health, education. security, public services and infrastructure.

Article 59: The State encourages the creation of wealth and guarantees freedom of work and freedom of company, trade and industry. The exercise of these freedoms must not be damaging to morality, health or public safety. The State provides opportunities for improvement to any sectors suffering from inequality; thus, it promotes small enterprise in all its modalities.

Article 60: The State recognizes economic plurality. The national economy is sustained by the coexistence of different types of ownership and enterprise.

Only authorized by express law, the State may perform on a subsidiary basis direct or indirect business activities for reasons of great public interest or manifest national convenience. Business activity, whether public or not, receives the same legal treatment.

Article 61: The State facilitates and invigilates free competition. It combats any practice limiting this and the abuse of dominant or monopolistic positions. No law or agreement may authorize or establish monopolies.

The press, radio, television and other means of expression and social communication, and generally, companies, goods and services connected with the freedom of expression and communication may not be the object of exclusiveness, monopoly, or hoarding, whether directly or indirectly, by the State or private individuals.

Article 62: Freedom to contract guarantees that the parties may enter into valid agreements according to the regulations in force at the time of the contract. Contractual terms may not be altered by laws or other provisions of any kind. Disputes arising from the contractual relationships may only be resolved by arbitration or in the courts, under the protection mechanisms set forth in the contract or contemplated by law.

By contract or law, the State may establish guarantees and grant securities. These may not be legally modified without prejudice to the protection referred to in the preceding paragraph.

Article 63: National and foreign investment are subject to the same conditions. The production of goods and services and foreign trade are free. If another country or countries adopt(s) protectionist or discriminatory measures damaging to the national interest, the State may in defense thereof, adopt similar measures.

In any contract entered into by the State and public law persons with domiciled foreigners must be recorded their subjection to the laws and jurisdictional organs of the Republic and their waiver of any diplomatic claims. Contracts of a financial nature may be exempted from national jurisdiction.

The State and other public law persons may submit controversies deriving from the contractual relationship to tribunals constituted pursuant to existing treaties. They may also submit them to national or international arbitration, or as established by law.

Article 64: The State guarantees the free holding and disposal of foreign currency.

Article 65: The State defends the interests consumers and users. For such effect, it guarantees the right to information on the goods and services at its disposal in the market. It also oversees in particular the health and security of the people.

CHAPTER II

ENVIRONMENT AND NATURAL RESOURCES

Article 66: Natural resources, both renewable and non-renewable, are the property of the Nation. The State is sovereign as to their use.

The conditions for their use and granting to private individuals are determined by organic law. Any such concession grants to the holder a real right, subject to the said legal regulation.

Article 67: The State determines national environment policy. It promotes the sustainable use of its natural resources.

Article 68: The State is obligated to promote the conservation of biological diversity and the natural areas protected.

Article 69: The State promoted the sustainable development of the Amazon region with appropriate legislation.

CHAPTER III

OWNERSHIP

Article 70: The right of ownership is inviolable. The State guarantees this. It is exercised in harmony with the common good and within the limits of the law. No one may be deprived of his or her property except exclusively for reasons of national security or public need, declared by law, and after the payment in cash of fair indemnification including compensation for any possible prejudice. Action may be brought before the Judiciary in order to contest the property value set by the State in the expropriation procedure.

Article 71: With respect to property, foreigners, whether natural persons or legal entities, have the same rights as Peruvians, without in any case, being able to claim exceptions or diplomatic protection.

However, within fifty kilometers of the national boundaries, foreigners may not acquire or possess under any title whatsoever, mines, land, woods, waters, fuel or energy sources, either directly or indirectly, individually or in company, under penalty of losing, to the State, the right thus acquired. Excepted is the case of public necessity expressly declared in a supreme decree approved by the Council of Ministers pursuant to law.

Article 72: The law may, only by reasons of national security, temporally establish specific restrictions and prohibitions for the acquisition, possession, exploitation and transfer of given property.

Article 73: Property in the public domain is unalienable and imprescriptible. Property of public use may be granted to private individuals in accordance with the law for its economic use.

CHAPTER IV

TAX AND BUDGET REGIME

Article 74: Taxes are created, amended or repealed, or exemptions are established, exclusively by law or legislative decree in the event of the delegation of powers, except for tariffs and rates, which are regulated by supreme decree.

Local governments may create, amend or repeal contributions and rates, or make exemptions, within their jurisdictions with the limits established by law.

The State, when exercising its taxation powers, must respect the legal reserves principles, the principles of equality and respect for the fundamental rights of the person. No tax may have a confiscatory effect.

Emergency decrees may not contain tax matters. The laws concerning annual taxes govern as from January first of the year following their promulgation. Budget laws may not contain regulations on tax matters.

Tax regulations passed in violation of the provisions hereof shall not be of effect.

Article 75: The State only guarantees the payment of the public debt entered into by constitutional governments in accordance with the Constitution and the law.

The State’s domestic and foreign debt operations must be approved according to the law.

Municipalities may enter into credit operations charged to their own resources arid property without requiring legal authorization.

Article 76: Works and the acquisition of supplies with the use of public funds and resources must be obligatorily executed by contract and public bidding, as must also the acquisition or alienation of property.

The contracting of services and projects whose importance and worth indicated by the Budget Law shall be public contest. The law establishes the procedure, exceptions and the respective responsibilities.

Article 77: The State’s economic and financial management is governed by the budget annually approved by Congress. The structure of the public sector budget contains two sections: central government and decentralized bodies.

The budget assign public resources on a fair basis. Their programming and execution respond to the criteria of efficiency, basic social needs and decentralization.

Each respective area, pursuant to law, will receive a fair share of the income tax received through the exploitation of natural resources, as its canon.

Article 78: The President of the Republic sends to Congress the Budget Law draft within a period ending on August 30, each year.

On the same date, he also sends the debt and financial equilibrium bills.

The budget draft must be truly in balance.

Loans form the Central Reserve Bank or Banco de la Nación are not accounted as fiscal income.

Permanent expenditure may not be covered by loans.

The budget may not be approved without an entry for servicing the public debt.

Article 79: The representatives to Congress are not entitled to create or increase public expenditure, except with reference to their budget.

The Congress may not approve tributes with predetermined purposes, except at the request of the Executive Power.

In all other cases, the tax laws referring to benefits or exemptions required the prior report of the Ministry for the Economy and Finance.

Only by an express law, approved by two thirds of the members of Congress, may special taxation treatment for a given area of the country be selectable and temporarily established.

Article 80: The Minister for the Economy and Finance submits the claim to the Congress in Plenary. Each Minister shall defend the expenses for his sector. The President of the Supreme Court, the Attorney General and the President of the National Elections Board shall defend the corresponding demands of each institution.

If the original signed Budget Law is not sent to the Executive by November thirtieth, the Draft of the Executive Power will come into force, same which is promulgated by Legislative Decree.

Supplementary credits, payments and entry transfers shall be processed through Congress as determined by the Budget Law. During the recess of Parliament they will be processed by the Permanent Commission. In order to them be approved, they require the votes of three fifths of the legal number of members.

Article 81: The General Account of the Republic, accompanied by the Comptroller General’s Office Audit Report is sent by the President of the Republic to the Congress within a period terminating at the latest on November fifteenth of the year following the execution of the budget.

The General Account is examined and determined by a review commission within the ninety days following its submission. Congress shall issue its verdict within thirty days. If Congress does not issue a verdict within the period indicated, the report of the Review Commission shall be sent to the Executive Power so that the Executive Power may promulgate a legislative decree containing the General Account.

Article 82: The Comptroller General’s Office of the Republic is a public law decentralized entity with autonomy pursuant to its organic law. It is the senior organ of the National Control System. It supervises the legality of the execution of the State Budget, public debt operations and the acts of institutions subject to control.

The Comptroller General is appointed by Congress on the proposal of the Executive for seven years. He may be removed by Congress for serious offense.

CHAPTER V

CURRENCY AND BANKING

Article 83: The law determines the monetary system of the Republic. The issue of bills and coins is the exclusive power of the State. This is exercised through the Central Reserve Bank of Peru.

Article 84: The Central Bank is a public law artificial person. It is autonomous within the framework of its Organic Law.

The purpose of the Central Bank is to preserve monetary stability. Its functions are: to regulate the currency and credit in the financial system, manage the international reserves under its charge, and the other functions indicated by its organic law.

The Bank informs the country, with exactitude and periodically, regarding the state of the national finances under the responsibility of its Board.

The Bank is prohibited from granting financing to the Treasury, except for the purchase in the secondary market of securities issued by the Public Treasury, within the limits indicated by its Organic Law.

Article 85: The Bank may carry out operations and make credit agreements in order to cover temporary imbalances in the position of international reserves.

It requires authorization by law when the amount of such operations or agreements exceeds the limit indicated by the Public Sector Budget with the obligation to report to Congress.

Article 86: The Bank is governed by a Board of seven members. The Executive Power appoints four, among them the Chairman. Congress ratifies the Chairman and appoints the other three, with an absolute majority of the legal number of its members.

All Bank members are appointed for the constitutional period corresponding to the President of the Republic. They do not represent any particular entity or private interest. Congress may remove them for serious offenses. In the event of a removal, the new directors shall complete the corresponding constitutional period.

Article 87: The State encourages and guarantees saving. The law establishes the obligations and limits of companies receiving savings from the public, as well as the mode and scope of such guarantee.

The Superintendency of Banking and Insurance exercises control over banking and insurance companies, and others receiving deposits from the public and others which, carrying out similar or related operations, are determined by law.

The law establishes the organization and functional autonomy of the Superintendency of Banking and Insurance.

The Executive appoints the Superintendent of Banking and Insurance for the period corresponding to its constitutional period. This is ratified by Congress.

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LAW OF PUBLIC SECTOR INDEBTEDNESS FOR THE FISCAL YEAR 2018

CHAPTER I

PURPOSE OF THE LAW

Article 1. General Law

For the purposes of this law, when the General Law is mentioned, reference is made to the Law No. 28563, General Law of the National Indebtedness System, approved by Supreme Decree No. 130-2017-EF.

Article 2. Purpose of the Law

2.1. The present law determines the following:

a)	The maximum amount and the general destination of the external and internal debt operations that can be agreed upon by the National Government for the Public Sector during the Fiscal Year 2018.

b)

The maximum amount of the guarantees that the National Government can grant or contract during the same period to meet requirements derived from the promotion of private investment processes and concessions.

c)	The maximum outstanding amount of the Public Treasury Bills (Letras del Tesoro Publico) as of the end of Fiscal Year 2018.

2.2. In addition, this law regulates other aspects contained in the General Law and, in a complementary manner, various matters related to it.

CHAPTER II

GENERAL PROVISIONS

Article 3. Commission

The annual commission, which the Ministry of Economy and Finance is authorized to collect pursuant to Article 27 of the General Law, is equivalent to 0.1% of the balance due from the corresponding operation.

CHAPTER III

MAXIMUM AUTHORIZED AMOUNTS OF EXTERNAL AND INTERNAL DEBT

TRANSACTIONS

Article 4. Maximum amounts of agreements

4.1. The National Government is authorized to agree on external debt transactions up to an amount equivalent to US$ 1 421 500 000.00 (ONE BILLION FOUR HUNDRED TWENTY-ONE MILLION FIVE HUNDRED THOUSAND AND 00/100 US DOLLARS), destined to the following:

a)	Economic and social sectors, up to US$ 1 273 500 000.00 (ONE BILLION TWO HUNDRED SEVENTY-THREE MILLION FIVE HUNDRED THOUSAND AND 00/100 US DOLLARS).

b)	Support for the Balance of Payments, up to US$ 72 000 000.00 (SEVENTY-TWO MILLION DOLLARS AND 00/100 US DOLLARS).

c)	Internal Order, up to US$ 76 000 000.00 (SEVENTY-SIX MILLION DOLLARS AND 00/100 US DOLLARS).

4.2. The National Government is authorized to agree on internal debt transactions up to an amount not exceeding S/ 13 755 178 165.00 (THIRTEEN BILLION SEVEN HUNDRED FIFTY-FIVE MILLION ONE HUNDRED SEVENTY-EIGHT THOUSAND ONE HUNDRED SIXTY-FIVE AND 00/100 SOLES), intended for the following:

a)	Economic and social sectors, up to S/ 6 440 830 000.00 (SIX BILLION FOUR HUNDRED FORTY MILLION EIGHT HUNDRED THIRTY THOUSAND AND 00/100 SOLES).

b)	Support to the Balance of Payments, up to S/ 7 042 900 000.00 (SEVEN BILLION FORTY-TWO MILLION NINE HUNDRED THOUSAND AND 00/100 SOLES).

c)	National Defense, up to S/ 50 000 000.00 (FIFTY MILLION DOLLARS AND 00/100 SOLES).

d)	Internal Order, up to S/ 113 900 000.00 (ONE HUNDRED THIRTEEN MILLION NINE HUNDRED THOUSAND AND 00/100 SOLES).

e)	ONP Bonds, up to S/ 107 548 165.00 (ONE HUNDRED SEVEN MILLION FIVE HUNDRED FORTY-EIGHT THOUSAND ONE HUNDRED SIXTY-FIVE AND 00/100 SOLES).

4.3. The Ministry of Economy and Finance, through the General Directorate of Indebtedness and Public Treasury, is authorized to make reallocations between the amounts of indebtedness described in paragraphs a) of numerals 4.1 and 4.2, as well as reallocations between the amounts described in paragraphs b) of numerals 4.1 and 4.2, provided the total indebtedness amount established by this law for external indebtedness and internal indebtedness, as the case may be, are not exceeded.

The amounts and projects must be reported to the Budget and General Account Commission of the Congress prior to any reallocation.

CHAPTER IV

INDEBTEDNESS OF REGIONAL AND LOCAL GOVERNMENTS

Article 5. Credit Rating

The Credit rating referred to in article 50 of the General Law is required when the amount of the concertation, measured either individually or in the aggregate, from each regional or local government, with or without guarantee from the National Government, during Fiscal Year 2018, exceeds the equivalent amount of S/ 15 000 000.00 (FIFTEEN MILLION AND 00/100 SOLES).

CHAPTER V

GUARANTEES FROM NATIONAL GOVERNMENT UNDER THE FRAMEWORK OF

PRIVATE INVESTMENT PROMOTION PROCESSES AND CONCESSIONS

Article 6. Maximum amount

The National Government is authorized to confer guarantees or contract guarantees to back obligations derived from private investment promotion processes and concessions up to an amount that does not exceed US$ 898 980 000,00 (EIGHT HUNDRED NINETY EIGHT MILLION NINE HUNDRED EIGHTY THOUSAND AND 00/100 US DOLLARS) plus General Sales Tax (Impuesto General a las Ventas), or its equivalent amount in national currency (sol), as set forth in numeral 22.3 of article 22 and numeral 54.5 of the article 54 of the General Law.

CHAPTER VI

ISSUANCE OF PUBLIC TREASURY BILLS

Article 7. Issuance of Public Treasury Bills

For the Fiscal Year 2018, the maximum amount outstanding as of December 31, 2018, from Public Treasury Bills (Letras del Tesoro Publico), cannot exceed S/ 3 000 000 000.00 (THREE BILLION AND 00/100 SOLES).

FINAL COMPLEMENTARY PROVISIONS

FIRST. Legal Persons that breach their duties

Companies and their shareholders that were guaranteed by the State to obtain resources from abroad and failed to pay such obligations, cannot be bidders, contractors or participate in investment promotion actions carried out by the State until they pay their debt.

Companies with a new name or business name and shareholders that assume the assets of a debtor company are included in this restriction.

SECOND. Return of resources from AIF

The proposal for the Eighteenth Replenishment of the Resources of the International Development Association (AIF), entity of the World Bank Group, in the terms established in Resolution No. 239 approved on March 31, 2017 by the Board of Governors of the mentioned Association is approved.

Within the framework of the mentioned replenishment, the Republic of Peru subscribes an amount of US$ 41 775,00 (FORTY ONE THOUSAND SEVEN HUNDRED SEVENTY-FIVE AND 00/100 US DOLLARS), to be paid in one (1) single installment.

THIRD. Constitutive Agreement and contribution to FOMIN III

The Agreement that constitutes the Multilateral Investment Fund III (Fondo Multilaretal de Inversiones III - FOMIN III), as well as the contribution to this fund by the Republic of Peru, in the amount of US$ 10 000 000,00 (TEN MILLION AND 00/100 US DOLLARS), to be canceled in three (3) annual and equal installments, starting in 2018, is approved.

FOURTH. Subscription of AIIB shares

The subscription of shares of the Asian Infrastructure Investment Bank (AIIB), amounting to US$ 154 600 000,00 (ONE HUNDRED AND FIFTY FOUR MILLION SIX HUNDRED THOUSAND AND 00/100 US DOLLARS), divided into 1 546 (one thousand five hundred and forty and six) shares, with a nominal value of US$ 100 000,00 (ONE HUNDRED THOUSAND AND 00/100 US DOLLARS) each, on the indicative terms established in Resolution No. 31, of March 21, 2017, by the Board of Governors of the Bank, is approved.

Within the framework of such subscription of shares, the Republic of Peru will subscribe and pay 309 shares of capital, for a value of US$ 30 900 000,00 (THIRTY MILLION NINE HUNDRED THOUSAND AND 00/100 US DOLLARS), in five (5) annual and equal installments.

The above-mentioned subscription of shares and the corresponding payment shall be made once the adhesion and acceptance of the Republic of Peru to the Terms of the Agreement of the AIIB has been approved.

FIFTH. Capitalization of outstanding debt from COFIDE

A capitalization of outstanding debt as of December 31, 2017 by Corporación Financiera de Desarrollo S.A. COFIDE to the Ministry of Economy and Finance (Ministerio de Economía y Finanzas), corresponding to amounts disbursed as of December 31, 2017, related to Resource Transfer Agreements (Convenios de Traspaso de Recursos) approved by Ministerial Resolutions (Resoluciones Ministeriales) No. 086-2013-EF/52, 109-2014-EF/52, 118-2014-EF/52 and 144-2016-EF/52, is approved.

SIXTH. Compensation of payables

It is established that “ENACE en Liquidación” shall transfer, in an onerous manner, in favor of the Ad Hoc Commission – Law 29625, in an appraised value as established by the Directorate of Construction of the Ministry of Housing, Construction and Sewage (Directorate of Construction of the Ministry of Housing, Construction and Sewage Dirección de Construcción del Ministerio de Vivienda, Construcción y Saneamiento - MVCS), the land owned in the Housing Programs: Fermín Ávila Morón (Chiclayo Pimentel, Chiclayo Road), Manuel Arévalo, II Etapa (La Esperanza, Trujillo), H.U.P. David Dasso Hooke - Sector A (Nuevo Chimbote, El Santa) and H.U.P. Villa María - Sector B - Sector Sub-Lot B1 (Nuevo Chimbote, El Santa). The designated registration offices shall register the ownership of the aforementioned properties in the name of the Ad Hoc Commission-Law 29625. The Ministry of Economy and Finance (MEF), through the General Directorate of Indebtedness and Public Treasury (DGETP) shall assume the obligation to pay, for which the Ad Hoc Commission - Law 29625 in front of “ENACE en Liquidación” is responsible, the aforementioned lands transfers.

The Ad Hoc Commission - Law 29625 gives under administration to the Revolving Fund of the Banco de Materiales en Liquidación, the transferred lands in order to be in charge of the legal clean-up of the aforementioned Housing Programs, being able to carry out the necessary actions for the registration of the ownership of the awardees that comply with the payment of all of their credits, as well as of the lifting of mortgages, ratification of acts, among other administrative acts and others oriented to implement the mentioned legal clean-up.

To order the compensation of the obligations in charge of the MEF (through the General Office of Administration - OGA) for the concept of devolution of reimbursable contributions in electrification works, against the obligations in charge of the Ad Hoc Commission - Law 29625 for the debt assumed by the MEF under the provisions of the preceding paragraph.

Also, to order the assumption by the MEF (through the DGETP) of the account payable in charge of “ENACE en Liquidación” with the MVCS, corresponding to the payments made in favor of the company Velarde Escardo y Cía S.C.R.L. by authorized expropriation of lands by the Supreme Decree No. 032-71-VI and whose collection has been demanded by the MVCS in the courts.

Therefore, to establish the consolidation of the corresponding obligations to the debt assumed by the MEF (through the DGETP) derived from the transfer of lands referred to in the first paragraph of this legal norm, with the claim it has against “ENACE en Liquidación” for the assumption of obligations that were indicated in the preceding paragraph.

Also, to establish the extinction of the obligations that the MEF (through the DGETP) maintains with the MVCS as a result of the assumption of the debt of ENACE en Liquidación referred to the fourth paragraph of this legal norm.

The MEF, the MVCS, the Ad Hoc Commission-Law 29625 and ENACE en Liquidación celebrate conciliation minutes where are determined the amounts of the obligations of the matter, the compensation and the consolidation, considering the extinction of any balance that results from these operations. The appointed entities are authorized to make the accounting adjustments that are required to implement what is established in this legal norm.

The MEF, the MVCS, the Ad Hoc Commission - Law 29625 and ENACE en Liquidación, under responsibility, shall report semiannually to the Office of the Comptroller General of the Republic, the actions taken and results obtained, within the framework of the provisions of this provision.

SEVENTH. Validity

This law comes into force on January 1, 2018.

TRANSITORY COMPLEMENTARY PROVISIONS

FIRST. Bond issue approval

Approve the internal issuance of bonds that, in one or more installments, the National Government can make up to S / 12 173 433 000.00 (TWELVE BILLION ONE HUNDRED SEVENTY-THREE MILLION FOUR HUNDRED THIRTY-THREE THOUSAND AND 00/100 SOLES), and which are part of the amount of debt operations referred to in paragraphs a) and b) of numeral 4.2 of Article 4 of this law.

When the amounts of indebtedness foreseen in subparagraphs a) and b) of numeral 4.2 of article 4 of this law are reassigned to external debt transactions, the external issuance of bonds that, in one or more installments, can be made by the National Government up the amount resulting from the reallocation of the amounts of indebtedness foreseen in Article 4 of this law, is hereby approved.

In the event that the established conditions in numeral 20.5 of Article 20 of the General Law are met, the external or internal bond issuance that in one or more installments the National Government can make, in order to pre-finance the requirements of the next fiscal year which are contemplated in the Multiannual Macroeconomic Framework or in the corresponding Macroeconomic Projections Report, is hereby approved.

The internal issuances of the aforementioned bonds are subject to the provisions of the Market Makers Program Regulation and the Regulations of Sovereign Bonds, in force.

Within thirty days following the completion of the operations carried out within the framework of the aforementioned transitory complementary provisions, the Ministry of Economy and Finance informs the Budget and General Account Commission of the Congress and the General Comptroller’s Office of the Republic on these operations.

SECOND. Approval of debt management operations and bond issuance

Debt management transactions, up to the equivalent in national currency or another denomination, to US $ 6 000 000 000.00 (SIX BILLION AND 00/100 US DOLLARS), which in one or more installments can be made by the National Government under the form of prepayment, exchange or exchange of debt, repurchases, among others contemplated in numeral 3.2 of article 3 of the General Law, are hereby approved.

The external and/or internal issuance of bonds that, in one or more installments, the National Government can make up to the amount that allows implementing debt management transactions, referred to in the preceding paragraph, are hereby approved.

The aforesaid internal issuance of bonds is subject to the provisions of the Market Makers Program Regulation and the Regulations of Sovereign Bonds.

Within thirty days following the completion of the transactions carried out within the framework of the aforementioned transitory complementary provisions, the Ministry of Economy and Finance shall inform the Budget and General Account Commission of the Congress and the General Comptroller’s Office of the Republic of such transactions.

THIRD. Determination of issuance bonds amounts

For purposes of the external bond issuances referred to in the first and second transitory complementary provisions and for internal bond issuances in cases where mechanisms that replace the Market Makers Program are used, , the amounts to be issued, the general conditions of the respective bonds, the designation of the investment bank(s) that provide their structuring and placement services, and the entities that provide complementary services, among other aspects, shall be determined pursuant to a Ministerial Resolution (Resolución Ministerial) of the Ministry of Economy and Finance.

Within thirty days following the completion of the transactions carried out within the framework of the aforementioned transitory complementary provisions, the Ministry of Economy and Finance shall inform the Budget and General Account Commission of the Congress and the General Comptroller’s Office of the Republic on these operations.

FOURTH. Authorization to contract contingent financing

The Ministry of Economy and Finance is hereby authorized, in accordance with the Framework Agreement of the Pacific Alliance (Acuerdo Marco de la Alianza del Pacífico), to contract with member countries, a contingent financing scheme under the modality of bonds or other financing modalities for disasters, either directly or through a multilateral credit organization, subject to Chapter VI of Title VII of the General Law, when it applies.

FIFTH. Financing of Public Investments

The financing with resources from public indebtedness transactions, of public investments within the framework of the National Multiannual Programming System and Investment Management (INVIERTE.PE), as long as they correspond to the definition of “public investment project” according to the rescinded National System of Public Investment (SNIP), previous favorable opinion regarding the equivalence by the General Directorate of Public Investment (Dirección General de Inversión Pública) or the one that replaces it, is hereby authorized as a matter of exception during fiscal year 2018.

SIXTH. Issuance of technical report for the financing of investment projects with debt

Prior to any request addressed to the Council of Ministers for the approval of the operations from public debt greater than one (01) year, which have a State guarantee, a favorable technical report from the General Directorate of Multiannual Programming of Investments (Dirección General de Programación Multianual de Inversiones) shall be required.

SEVENTH. Authorization to subscribe documents for the design and evaluation for financial protection in the event of disasters

The Ministry of Economy and Finance, through the General Directorate of Indebtedness and Public Treasury, is hereby authorized to subscribe the documents that are required to participate in the design and structure of the transfer of disaster risks or contingent financing, referred to in Chapter VI of Title VII of the General Law, under the form of bonds or others offered in the international markets, together with the countries members of the Framework Agreement of the Pacific Alliance, which may contemplate the Peruvian State commitment to share the expenses for the design and structure. The aforementioned documents shall be approved by Ministerial Resolution (Resolución Ministerial) of the Ministry of Economy and Finance. This regulation governs from the day following the publication of this Law.

The authorization of the disaster risk transfer or contingent risk transfer scheme shall be approved by Supreme Decree with the endorsement of the Minister of Economy and Finance.

Within 30 days after the publication of the aforementioned supreme decree, the Ministry of Economy and Finance shall inform the Budget and General Account Commission of the Congress and the General Comptroller Office of the Republic.

COMPLEMENTARY AMENDMENT PROVISIONS

FIRST. Amendment of Article 50 of the General Law

Amend article 50 of the General Law, according to the following text:

“Article 50.- Credit Rating

Regional governments or local governments that manage direct or guaranteed debt transatcions, for an amount to be established in the Public Sector Indebtedness Law, approved annually, must have a current credit rating level equal to or greater than BBB+, issued by two credit rating agencies registered with the public registry of Securities Market of the Superintendence of the Securities Market (Superintendencia de Mercado de Valores), in accordance with the Securities Market Law.”

SECOND. Amendment of article 53 of the General Law of the National Treasury System

Amend numeral 53.2 of Article 53 of the Law No. 28693, General Law of the National Treasury System, approved by Supreme Decree No. 126-2017-EF, according to the following text:

“Article 53. - Adoption of Preventive Measures in Public Funds Management

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53.2 The aforementioned request must expressly indicate whether the suspension of banking transactions, carried out in the entities to which item 53.1 had been applied, includes or not the income payment for personnel, taxes, pensions, insurance, basic public services, internet, cleaning, institution security, as obligations related to the “Programa del Vaso de Leche” or other social programs.”